Exhibit 99.2

LIVING 3D HOLDINGS, INC.
AND
SUGAR TECHNOLOGY GROUP HOLDINGS CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Living 3D Holdings, Inc. (the "Company"), a company incorporated in the State of Nevada, has issued 30,000,000 shares at par of US$0.001 each to acquire the entire share capital of Sugar Technology Group Holdings Corporation ("Sugar") on January 5, 2017. The acquisition of Sugar by the Company has been accounted for as business combination between entities under common control since the Company and Sugar are controlled by the same group of shareholders before and after the reorganization.

The following unaudited pro forma combined financial statements are based on our historical financial statements and Sugar's historical consolidated financial statements as adjusted to give effect to the Company's acquisition of Sugar. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2016 give effect to these transactions as if they had occurred on February 26, 2016, the inception date of Sugar. No unaudited pro forma combined statements of operation had been prepared for the twelve months ended December 31, 2015 as Sugar was not in existence during that period. The unaudited pro forma combined balance sheet as of September 30, 2016 gives effect to these transactions as if they had occurred on September 30, 2016.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements.

The unaudited pro forma combined financial statements should be read together with the Company's historical financial statements, which are included in the Company's latest annual report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 30, 2016, and quarterly report on Form 10-Q, filed with SEC on November 14, 2016.

On December 2, 2016, the Company effected a 1:100 reverse stock split. The accompanying pro forma combined financial statements have been retroactively adjusted to reflect the stock split.

UNAUDITED PRO-FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2016

	Living 3D Holdings, Inc.	Sugar Technology Group Holdings Corporation	Pro-forma Adjustments	Notes	Pro-forma Combined
ASSETS
Current assets
Cash and cash equivalents	$100	$1,254	$-		$1,354
Accounts receivable	-	4,307	-		4,307
Total current assets	100	5,561			5,661
Property and equipment, net	-	4,063	$-		4,063
TOTAL ASSETS	$100	$9,624	-		$9,724

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accrued liabilities and other payables	$27,473	$-	$-		$27,473
Due to related parties	77,362	13,565	-		90,927
Total current liabilities	104,835	13,565	-		118,400
TOTAL LIABILITIES	$104,835	$13,565	$-		$118,400

SHAREHOLDERS' DEFICIT
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	$-	-	$-		$-
Common stock, $0.001 par value, 290,000,000 shares authorized, 697,035 shares issued and outstanding at September 30, 2016 (*)	697	$-	30,000	A	30,697
Common stock, $1.00 par value, 50,000 shares authorized, 100 shares issued and outstanding at September 30, 2016	-	100	(100)	B	-
Additional paid in capital (*)	(597)	-	(29,900)	A&B	(30,497)
Accumulated deficit	(104,835)	(4,041)			(108,876)
TOTAL SHAREHOLDERS' DEFICIT	(104,735)	(3,941)	-		(108,676)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$100	$9,624	$-		$9,724

*: The Company has effected a 1:100 reverse stock split on December 2, 2016. The capital accounts at September 30, 2016 have been retroactively adjusted.
See accompanying notes to the Unaudited Pro Forma Combined Financial Information

UNAUDITED PRO-FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED SEPTEMBER 30, 2016

	Living 3D Holdings, Inc.	Sugar Technology Group Holdings Corporation	Pro-forma Adjustments	Notes	Pro-forma Combined
Revenue	$-	$14,436			$14,436

Cost of revenue	-	6,282			6,282

Gross profit	-	8,154			8,154

Operating expenses
General and administrative expenses	32,631	12,195			44,826
Total operating expenses	32,631	12,195			44,826

Net loss	$(32,631)	$(4,041)			$(36,672)

Basic and Diluted Loss per Common Share	$(0.05)				$(0.00)
Weighted Average Common Share: Basic and Diluted (*)	697,035		30,000,000	A	30,697,035

*: The Company has effected a 1:100 reverse stock split on December 2, 2016. The capital account at September 30, 2016 has been retroactively adjusted.
See accompanying notes to the Unaudited Pro Forma Combined Financial Information

Notes to Unaudited Pro Forma Combined Financial Information

Note 1 — Basis of presentation

On December 30, 2016, the Company entered into a share acquisition and exchange agreement (the "Share Acquisition and Exchange") with Sugar, a company incorporated in the BVI.  Under the Share Acquisition and Exchange, the Company issued an aggregate of 30,000,000 shares of its common stock at par value of $0.001 each to the shareholders of Sugar in exchange for all of the issued and outstanding stock of Sugar.  The Share Acquisition and Exchange closed on January 5, 2017. As a result of the Share Acquisition and Exchange, Sugar became the Company's wholly-owned subsidiary. The transaction was accounted for as a combination of business under common control.

Consequently, the assets and liabilities and the historical operations that will be reflected in the consolidated financial statements for periods prior to the Share Exchange Agreement will be those of the Company and Sugar and will be recorded at the historical cost basis.

Note 2— Pro forma adjustments

A.	To record the issuance of 30,000,000 shares at $0.001 each of the Company for the acquisition of Sugar.
B.	To record the elimination of historical common stock of Sugar.

Note 3— Common stock

a)
On October 19, 2016, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada which amended Article 3(a) of Article 3 of its Articles of Incorporation to read in its entirety as follows:

"(a) Each one hundred (100) shares of common stock of the Corporation issued and outstanding as of the date hereof shall automatically be changed and converted into one (1) share of common stock. No fractional shares of common stock will be or remain issued and outstanding, and each shareholder otherwise entitled to a fractional share shall be entitled to round up the fractional share to the next whole number of shares. The Corporation shall have the authority to issue a total of three hundred million (300,000,000) shares of capital stock, consisting of: (i) Two hundred ninety million (290,000,000) shares of common stock, par value $0.001 per share; and (ii) Ten million (10,000,000) shares of blank check preferred stock, par value $0.001 per share."

b)	Effective on the opening of business on December 2, 2016, the Financial Industry Regulatory Authority granted market effectiveness to the 1:100 Reverse Stock Split.